Exhibit 5.3

The Board of Directors
Pengrowth Corporation, as Administrator of
Pengrowth Energy Trust

Ladies and Gentlemen

With respect to the Registration Statement on Form F-10 of Pengrowth Energy Trust dated March 22, 2004, we acknowledge our awareness of the incorporation by reference therein of our compilation report relating to the pro forma combined statement of income for the year ended December 31, 2002 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated July 21, 2003, which compilation report and comments for United States readers appear in Appendix A to the prospectus constituting part of the Registration Statement on Form F-10 of Pengrowth Energy Trust dated July 21, 2003.

We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a “report” or a “part” of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Yours very truly

“KPMG LLP”
Chartered Accountants

Calgary, Canada
March 22, 2004